Filed pursuant to Rule 433

Registration No. 333- 249751

Issuer Free Writing Prospectus dated February 9, 2021

Relating to Preliminary Prospectus Supplement dated February 9, 2021

CITRIX SYSTEMS, INC.

FINAL TERM SHEET

February 9, 2021

$750,000,000 1.250% Senior Notes due 2026

Issuer:	Citrix Systems, Inc.

Format:	SEC Registered

Title:	1.250% Senior Notes due 2026 (the “Notes”)

Ratings*	Baa3/BBB/BBB

Principal Amount:	$750,000,000

Maturity Date:	March 1, 2026

Coupon (Interest Rate):	1.250%

Benchmark Treasury:	0.375% due January 31, 2026

Benchmark Treasury Price and Yield:	99-16+;0.474%

Spread to Benchmark Treasury:	82 basis points

Yield to Maturity:	1.294%

Price to Public:	99.786% of the Principal Amount

Interest Payment Dates:	Semi-annually on each March 1 and September 1 of each year, commencing on September 1, 2021

Make-Whole Call:	At any time prior to February 1, 2026, at a discount rate of Treasury plus 15 basis points

Par Call:	On or after February 1, 2026

Special Mandatory Redemption:	In the event that Citrix does not consummate the Wrike Merger on or prior to June 30, 2021 or the Merger Agreement is terminated at any time prior thereto, Citrix will be required to redeem all of the outstanding Notes on a special mandatory redemption date at a redemption price equal to 101% of the aggregate principal amount of the Notes, plus accrued and unpaid interest, if any, to, but excluding, the special mandatory redemption date.

Trade Date:	February 9, 2021

Settlement Date**:	February 18, 2021 (T+6)

CUSIP Number:	177376AG5

ISIN Number:	US177376AG53

Joint Book-Running Managers:	J.P. Morgan Securities LLC BofA Securities, Inc. Deutsche Bank Securities Inc. BNP Paribas Securities Corp. Mizuho Securities USA LLC Wells Fargo Securities, LLC

Co-Managers:	Credit Suisse Securities (USA) LLC Goldman Sachs & Co. LLC HSBC Securities (USA) Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**

Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to two business days before the date of delivery will be required, by virtue of the fact that the notes initially settle in T+6, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to two business days before the date of delivery should consult their advisors.

The issuer has filed a registration statement (including a prospectus dated October 30, 2020) and a preliminary prospectus supplement dated February 9, 2021 with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, J.P. Morgan Securities LLC, BofA Securities, Inc. and Deutsche Bank Securities Inc. can arrange to send you the prospectus if you request it by calling or e-mailing J.P. Morgan Securities LLC at 1-212-834-4533, BofA Securities, Inc. at 1-800-294-1322 or dg.prospectus_requests@bofa.com or Deutsche Bank Securities Inc. at 1-800-503-4611.